Exhibit 10.5

AVERY DENNISON CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated [Grant Date] (the “Grant Date”), is made by and between Avery Dennison Corporation, a Delaware corporation (the “Company”) and [Participant Name], an Employee (“Awardee”).

WHEREAS, the Committee or the Chief Executive Officer of the Company, in his capacity as a delegate of the Administrator in accordance with Section 12.6 of the Plan, has decided to grant an Award of Restricted Stock Units (“RSUs” and such Award, the “RSU Award”) provided for herein to Awardee under the terms of the Avery Dennison Corporation 2017 Incentive Award Plan (the “Plan”).

NOW, THEREFORE, the Company and Awardee agree as follows:

ARTICLE 1 - DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1  RSU Award

As of the Grant Date, the Company grants to Awardee an RSU Award representing the right to receive [Number of shares granted] Shares in the future, subject to the terms and conditions set forth in this Agreement and the Plan.  Each RSU represents the right to receive one Share.  The RSU Award shall be held on the books and records of the Company (or its designee) for Awardee’s RSU account, but shall not represent an equity interest in the Company until such time as the actual Shares, if any, are issued to Awardee.  The RSU Award shall vest and be settled in Shares as set forth in this Agreement and shall not earn Dividend Equivalents.  Except as set forth in Sections 2.3 through 2.5 of this Agreement, the RSU Award shall vest twenty-five percent (25%) on each of the first, second, third and fourth anniversaries of the Grant Date, subject to Awardee’s continued employment with the Company or one of its Subsidiaries through each such anniversary.

2.2  Restriction Period

(a)  No portion of the RSU Award may be sold, pledged, assigned or transferred in any manner, other than (i) by will or the laws of descent and distribution or (ii) subject to the consent of the Administrator, pursuant to a DRO, unless and until such portion of the RSU Award vests and the Shares are issued.  Notwithstanding any other provision, the RSUs must vest before the Company is obligated to settle the RSU Award as described in Article 3.

(b)  Subject to Sections 2.3 through 2.5 of this Agreement, any portion of the RSU Award that has not vested by the time of Awardee’s Termination of Service shall be forfeited by Awardee.

2.3  Change of Control

In the event the RSU Award is assumed or an equivalent Award is substituted in connection with a Change in Control, the RSU Award will be subject to the terms and conditions of Section 13.2 of the Plan.  For the avoidance of doubt, no adjustment or action related to the RSU Award in connection with a Change in Control shall be authorized to the extent it would cause the RSU Award to fail to be exempt from or comply with Section 409A.

2.4  Death; Disability

If Awardee experiences a Termination of Service by reason of Awardee’s death or Disability occuring at least one year after the Grant Date, the RSU Award will vest as of the date of Termination of Service.

Employee RSU Agreement 5-31-17

2.5  Retirement

If Awardee experiences a Termination of Service by reason of Awardee’s Retirement occurring at least one year after the Grant Date, the RSU Award will vest as of the date of Termination of Service.

2.6  Adjustments in RSU Award

Without limiting any other actions under Section 13.2 of the Plan, in the event of an Equity Restructuring, the Administrator shall make appropriate and equitable adjustments to the RSU Award granted hereunder in accordance with Section 13.2(c) of the Plan.

ARTICLE 3 – ISSUANCE OF SHARES

3.1  Maturity Date

(a)    Subject to Sections 3.1(b) and 3.2 below, the Company shall issue via electronic transfer to Awardee’s brokerage account the number of Shares represented by the number of vested RSUs (less shares withheld to cover withholding taxes) on the date on which the RSUs vest. Delivery of these Shares shall satisfy in full the Company’s obligations under this Agreement. The Shares deliverable for the RSU Award, or any part thereof, may be either previously authorized but unissued shares, treasury shares or shares purchased on the open market. Such shares shall be fully paid and nonassessable.  Awardee shall not have the rights of a shareholder with respect to this RSU Award until the Shares are issued to Awardee.

(b)    Notwithstanding Section 3.1(a), (i) to the extent the RSU Award is subject to Section 409A, no Shares shall be issued to Awardee as a result of his or her Termination of Service unless such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (ii) if Awardee is determined at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed settlement of the RSUs is required in order to avoid a prohibited distribution under Section 409A, such settlement shall be made on the earlier of (A) the expiration of the six-month period measured from the date of Awardee’s “separation from service” (as defined in Section 409A) or (B) the date of Awardee’s death. The determination of whether Awardee is a “specified employee” shall be made by the Company in accordance with the terms of Section 409A.

3.2   Conditions to Issuance of Shares

Without limiting the conditions set forth in Section 11.4 of the Plan, the issuance of Shares is subject to the following conditions:

(a)  The receipt by the Company of full payment or withholding for all related taxes in accordance with the Plan.  Awardee shall be liable for any and all taxes, including withholding taxes, arising out of this RSU Award or the vesting or issuance of Shares.  Subject to the terms and conditions of Section 11.2 of the Plan, the Company may withhold Shares deliverable under the RSU Award to satisfy such tax obligation or take any other actions permitted pursuant to Section 11.2 of the Plan; and

(b)  Awardee shall establish an equity account with a broker designated by the Company so that the Shares from vested RSUs (after withholding for applicable taxes) may be electronically transferred to Awardee’s account.

ARTICLE 4 – MISCELLANEOUS

4.1  Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2  Administration / Compensation Recovery

The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules and procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules and procedures. Nothing in the Plan or in this Agreement confers upon Awardee any right to continue as an employee for the Company or any of its Subsidiaries interferes with or restricts in any way the rights of the Company or any of its Subsidiaries under Section 4.4 of the Plan.

Without limiting Section 11.5 of the Plan, in the case of fraud or other intentional misconduct on the part of Awardee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary, including, without limitation, any clawback policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder (including, without limitation, any listing rules or standards resulting therefrom)) that necessitates a restatement of the Company’s or any Subsidiary’s financial results (including, without limitation, any accounting restatement due to the material noncompliance with any financial reporting requirement), Awardee will be required to reimburse the Company or a Subsidiary for any incentive compensation issued to Awardee under the Plan (including, without limitation, the RSU Award and Shares issued to Awardee under the RSU Award) in excess of the amount that would have been issued to Awardee based on the restated financial results, as determined by the Company or any Subsidiary pursuant to any applicable clawback policy or otherwise.

4.3  Section 409A

The RSU Award granted hereunder is intended to be exempt from or comply in all respects with Section 409A, and this Agreement shall be interpreted accordingly.  However, in the event that following the Grant Date the Administrator determines that the RSU Award may be subject to Section 409A, the Administrator may (but is not obligated to), without Awardee’s consent, adopt such amendments to the Plan and this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the RSU Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSU Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of the RSU Award under Section 409A or otherwise. The Company shall have no obligation to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to the RSU Award and shall have no liability to Awardee or any other person if the RSU Award is determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A. No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Awardee or any other individual to the Company or any of its affiliates, employees or agents.

4.4  Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties.

Awardee	Avery Dennison Corporation

[Signed Electronically]	By:	/s/ Mitchell R. Butier
President & Chief Executive Officer

Acceptance Date: [Acceptance Date]